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                                                                    Exhibit 99.2


                       ASPEN TECHNOLOGY, INC. FISCAL 1999
                        FIRST QUARTER RESULTS BELOW PLAN

         CAMBRIDGE, Mass.--October 5, 1998--Aspen Technologies, Inc. (NASDAQ:AZPN) announced today that revenue and earnings for its first fiscal quarter ended September 30, 1998 are expected to be below plan. Based on preliminary results, first quarter total revenues are estimated at approximately $46 million, and a loss per share of approximately $0.26.

         Given the magnitude of the first quarter revenue shortfall the company is in the process of reassessing its business prospects for the remainder of the fiscal year. The company currently believes that revenue and earnings will be significantly reduced from previously anticipated levels. First quarter results will be released October 28, 1998.

          This press release contains forward-looking statements that involve a number of risks and uncertainties. Because the financial accounts of the company have not been finalized for the quarter, these estimates are necessarily preliminary and are therefor subject to change. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the risks set forth under the caption "Risk Factors" in Aspen Technology's Current Report on Form 10-K filed on September 28, 1998, which factors are incorporated herein by reference.

ABOUT ASPENTECH

         Aspen Technology, Inc., is a leading supplier of software and services for the analysis, design and automation of process manufacturing plants in industries such as chemical, petroleum, pharmaceuticals, electric power, pulp and paper, and metals. Process manufacturers use AspenTech's solutions to improve the way they design, operate and manage their plants. These solutions enable customers to reduce their raw material, energy, and capital expenses, meet environmental and safety regulations, improve product quality, and shorten the time required to get new production processes on stream. AspenTech is headquartered in Cambridge, Massachusetts, with offices in 21 countries worldwide. AspenTech, Plantelligence, True Potential and the AspenTech logo are USPTO registered trademarks of Aspen Technology, Inc.